Exhibit 8.1

[Letterhead of Simpson Thacher & Bartlett LLP]

February 27, 2013

BRE Select Hotels Corp

c/o Blackstone Real Estate Partners VII L.P.

345 Park Avenue

New York, New York 10154

Ladies and Gentlemen:

We have acted as counsel to BRE Select Hotels Corp, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to 97,032,856 shares of 7% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share, in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of November 29, 2012 (the “Merger Agreement”), among Apple REIT Six, Inc., a Virginia corporation, BRE Select Hotels Holdings LP, a Delaware limited partnership, and the Company.

We have examined the Registration Statement, the Merger Agreement and forms of the Amended and Restated Certificate of Incorporation of the Company and the Certificate of Designations of 7% Series A Cumulative Redeemable Preferred Stock of the Company, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed, with your permission, that (i) the merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the merger set forth in the Merger Agreement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the merger and (iii) any representations made in the Merger Agreement “to the knowledge of,” or based on the belief of the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the merger, in each case without such qualification. We have also assumed that the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the statements made in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

We do not express any opinion herein concerning any law other than the federal tax law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP